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                                                                 Exhibit (c)(12)






September 22, 1997



HFS Incorporated
6 Sylvan Way
Parsippany, New Jersey  07054

Attention:    Sam Katz
              Senior Vice President - Acquisitions

Re: Confidentiality Agreement
    -------------------------

Gentleman:

    In connection with your consideration of a possible transaction with Jackson Hewitt, Inc., a Virginia corporation, and/or one or more of its direct or indirect subsidiaries or affiliates (collectively, with such subsidiaries of affiliates, the "Company"), the Company is prepared to make available to you certain information concerning certain business, operations and assets of the Company. As a condition to such information being furnished to you and your directors, officers, employees, agents or advisors (including, without limitation, solicitors, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives"), you agree to treat any information concerning the Company or any subsidiary or affiliate of the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) which is furnished to you or to your Representatives by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement and to take or abstain from taking other actions hereinafter set forth.

    The term "Evaluation Material" shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished


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HFS Incorporated
September 22, 1997
Page 2


to you or your Representatives pursuant hereto regardless of whether such information is specifically identified as "confidential". The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was within your possession prior to its being furnished to you by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information or (iii) becomes available to you on a nonconfidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information.

    You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible transaction between the Company and you, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of such information to which the Company gives its prior written consent and
(ii) any of such information may be disclosed to your Representatives who need to know such information for the purpose of evaluating a possible transaction with the Company and who agree to keep such information confidential and who are provided with a copy of this letter agreement and agree to be bound by the terms hereof to the same extent as if they were parties hereto.

    In addition, we both agree that, without the prior written consent of the other party, neither nor its Representatives will disclose to any person the fact the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof), unless such party is advised by its counsel such disclosure is required by law and then only with as much prior written notice to the party as is practical under circumstances. The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual, governmental agency, stock exchange or other entity.

    In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may, at its sole expense, seek a protective order or other appropriate remedy and/or waive compliance with the revisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the


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HFS Incorporated
September 22, 1997
Page 3


Company, you or any of your Representatives are nonetheless, in the opinion of your counsel, legally compelled to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty to you or any of your Representatives are otherwise required by law to disclose Evaluation Material, then you or your Representative may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, provided that you exercise reasonable good faith efforts (which shall not include any expenditure of funds) to preserve the confidentiality of Evaluation Material, including, without limitation, by cooperating with the Company at the Company's expense to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal.

    Without the prior written consent of the Company, none of your directors, officers or employees who are aware of the Evaluation Material and/or the possibility of the transaction contemplated hereby will, for the two-year period from the date hereof solicit or cause to be solicited the employment of any employee of the Company, provided that the foregoing shall not prohibit general solicitation made by means of advertising or similar media not directed specifically to any employee of the Company.

    In addition, you hereby acknowledge that you are aware (and that your Representatives who are apprised of this matter have been or will be advised) that the United States securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such persons are likely to purchase or sell such securities.

    You hereby further agree that until the expiration of two years from the date of this Agreement, you shall not without the prior approval of the Board of Directors of the Company (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of the Company or any of its subsidiaries, whether such agreement or proposal is with the Company or any of its subsidiaries or with a third party; provided that you may acquire up to five (5%) of the outstanding stock of the Company without violating the foregoing, (ii) propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries,
(v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company or any of its subsidiaries, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing or (vii) assist any other persons in connection with any of the foregoing.


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HFS Incorporated
September 22, 1997
Page 4


    If you decide that you do not wish to proceed with a transaction with the Company, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason, you will promptly deliver to the Company all documents (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by you or your Representatives shall be destroyed, and no copy thereof shall be retained except as may be required by law. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

    Please confirm your agreement with the forgoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

                                       Very truly yours,

                                       JACKSON HEWITT, INC.



                                       By:     /s/ Keith E. Alessi
                                           ------------------------------------
                                            Name:  Keith E. Alessi
                                            Title: Chairman, President & CEO

ACCEPTED AND AGREED as of
The date first written above:

HFS INCORPORATED



By:    /s/ Sam Katz
    ------------------------------------
    Name:  Sam Katz
    Title: Senior Vice President - Acquisition


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